EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                      MARCH 14, 2012

TANDY LEATHER FACTORY REPORTS 47 CENTS EPS FOR 2011, UP 15% OVER 2010
PROVIDES SALES AND EARNINGS GUIDANCE FOR 2012

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the fourth quarter and year ended December 31, 2011.  A conference call will be conducted by Jon Thompson, CEO, and Shannon Greene, CFO, at 2:00 p.m. Eastern Time today.  Dial-in details have been provided previously.

Consolidated net income for the quarter was $1.7 million compared to consolidated net income of $1.6 million for the fourth quarter of 2010.  Fully diluted earnings per share for the quarter were $0.17, compared to $0.15 for the same quarter of the previous year.  Total sales for the quarter ended December 31, 2011 increased 9% to $18.9 million from $17.3 million for the fourth quarter of 2010.  Consolidated sales for the year ended December 31, 2011 were $66.1 million, up 10% from 2010 sales of $59.9 million.  Consolidated net income for 2011 was $4.8 million or $0.47 per fully-diluted share versus $4.2 million or $0.41 per fully-diluted share for 2010.

Sales in the Retail Leathercraft division for the fourth quarter of 2011 increased $1.3 million over the previous year's fourth quarter, representing a 14% improvement.  Same stores sales increased 13% over the fourth quarter of 2010.  Seventy-seven Tandy Leather retail stores comprised Retail Leathercraft’s operations on December 31, 2011, compared to seventy-six retail stores a year earlier.  For the year, Retail Leathercraft’s sales increased $5.1 million, or 16%, over 2010. Same store sales for the year increased 15% compared to 2010.

Fourth quarter sales for the Wholesale Leathercraft division increased $140,000 over the same quarter of 2010, a 2% improvement.  Same store sales decreased 1% while national account sales were up 36% for the quarter.  Twenty-nine Leather Factory wholesale stores comprised Wholesale Leathercraft’s operations on December 31, 2011, the same as that as of December 31, 2010.  One wholesale store operating as Mid-Continent Leather Sales was closed in 2010.  For the year, Wholesale Leathercraft’s sales were up $519,000 million, or 2%.  2011 same store sales and sales to national accounts were both up 4%.

International Leathercraft’s fourth quarter sales increased $100,000 over the same quarter of 2010, a 20% improvement.  Same store sales decreased 1% while the new Australia store opened in October, added fourth quarter sales of $105,000.  Two stores comprised International Leathercraft’s operations on December 31, 2011, compared to one store a year earlier.  For the year, International Leathercraft’s sales increased 26% to $2.1 million from $1.7 million in 2010.  2011 same store sales increased 19% compared to 2010.

Consolidated gross profit margin for the fourth quarter was 62.0%, a improvement from 60.0% in the fourth quarter of 2010.  For 2011, consolidated gross profit margin was 61.0%, improving from the previous year's gross profit margin of 60.5%.  Consolidated operating expenses for the fourth quarter of 2011 were 47.2% of sales, increasing $1.1 million or 14.5% over the same quarter of 2010.  Operating expenses totaled 49.4% of sales for 2011, increasing $3.0 million, or 10.2% over 2010.

Jon Thompson, Chief Executive Officer, commented, "We believed we performed well in 2011, as our sales, gross profit margin, and operating margin again exceeded that of last year.  Our momentum is carrying into 2012 as sales are strong through the first two months of the year.  In 2012, we have opened the one store in Spain and are considering several additional stores in those countries where we are already located.  In addition, we will continue to expand the size of our existing stores in the US as appropriate.  We believe that strategy is working well as evidenced by our sales trend.  Further domestic store expansion will continue slowly as we maneuver our way through the economic uncertainty that exists.”

Shannon Greene, Chief Financial Officer and Treasurer, added, “Our goal each year is to increase sales and earnings over the prior year and we met that goal for 2011. Further, we believe we managed our investment in inventory well and ended the year with enough excess cash to pay a special one-time dividend at the end of the first quarter of 2012, the second such dividend in three years.  Our board believes rewarding our stockholders for their commitment is the best use of excess cash at this time. ”

Financial Outlook:

The following statements are based on TLF's current expectations as of March 14, 2012.  These statements are forward-looking statements and should be read in conjunction with the cautionary information about these statements that appears below.

The Company expects to open 2-3 stores in 2012:  1-2 internationally and 1 domestically.  Estimated consolidated net sales for 2012 will be in the range of $72 to $73 million.  EPS for 2012 are expected to be in the range of $0.50 to $0.52.  Average shares outstanding, both basic and diluted, in 2012 are estimated to be approximately 10.2 million.  The Company assumes an effective tax rate for the year between 36% and 37%.

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 77 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and three combination wholesale/retail stores located in the United Kingdom, Australia and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 12/31/11		Quarter Ended 12/31/10
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$7,198,979	$1,093,808	$7,059,163	$1,022,344
Retail Leathercraft	11,107,928	1,798,081	9,756,022	1,403,923
International Leathercraft	597,658	(88,879)	498,132	152,809
Total Operations	$18,904,565	$2,803,010	$17,313,317	$2,579,076

	Year Ended 12/31/11		Year Ended 12/31/10
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$26,540,899	$2,803,034	$25,908,177	$2,690,061
Retail Leathercraft	37,435,832	4,656,067	32,291,442	3,614,856
International Leathercraft	2,126,216	247,549	1,693,251	330,694
Total Operations	$66,102,947	$7,706,650	$59,892,870	$6,635,611

Wholesale Leathercraft	Quarter Ended 12/31/11		Quarter Ended 12/31/10
	# of stores	Sales	# of stores	Sales
Same store sales	29	$6,415,850	29	$6,482,888
Closed store	-	-	1	2,074
National account group		783,129		574,201
Total Sales – Wholesale Leathercraft	29	$7,198,979	30	$7,059,163

Wholesale Leathercraft	Year Ended 12/31/11		Year Ended 12/31/10
	# of stores	Sales	# of stores	Sales
Same store sales	29	$23,548,920	29	$22,753,444
Closed store	-	-	1	276,236
National account group		2,991,979		2,878,497
Total Sales – Wholesale Leathercraft	29	$26,540,899	30	$25,908,177

Retail Leathercraft	Quarter Ended 12/31/11		Quarter Ended 12/31/10
	# of stores	Sales	# of stores	Sales
Same store sales	76	$11,011,321	76	$9,756,022
New store sales	1	96,607	-	-
Total Sales – Retail Leathercraft	77	$11,107,928	76	$9,756,022

Retail Leathercraft	Year Ended 12/31/11		Year Ended 12/31/10
	# of stores	Sales	# of stores	Sales
Same store sales	75	$36,902,629	75	$32,062,253
New store sales	2	533,203	1	229,189
Total Sales – Retail Leathercraft	77	$37,435,832	76	$32,291,442

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

	Three Months		Twelve Months
	2011 (unaudited)	2010	2011 (unaudited)	2010
NET SALES	$18,904,565	$17,313,317	$66,102,947	$59,892,870

COST OF SALES	7,175,786	6,936,547	25,765,788	23,642,013

Gross Profit	11,728,779	10,376,770	40,337,159	36,250,857

OPERATING EXPENSES	8,925,769	7,797,694	32,630,509	29,615,246

INCOME FROM OPERATIONS	2,803,010	2,579,076	7,706,650	6,635,611

Interest expense	62,891	66,621	248,576	265,405
Other, net	(1,653)	55,555	(83,428)	(105,540)
Total other expense	61,238	122,176	165,148	159,865

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,741,772	2,456,900	7,541,502	6,475,746

PROVISION FOR INCOME TAXES	1,045,209	899,742	2,787,533	2,317,255

NET INCOME FROM OPERATIONS	1,696,563	1,557,158	4,753,969	4,158,491

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	-	(29)	(1,368)	1,766

NET INCOME	$1,696,563	$1,557,129	$4,752,601	$4,160,257

NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
Basic	$0.17	$0.15	$0.47	$0.41
Diluted	$0.17	$0.15	$0.47	$0.41

NET INCOME PER COMMON SHARE:
Basic	$0.17	$0.15	$0.47	$0.41
Diluted	$0.17	$0.15	$0.47	$0.41

Weighted Average Number of Shares Outstanding:
Basic	10,156,442	10,247,746	10,156,442	10,208,944
Diluted	10,166,658	10,255,156	10,182,098	10,251,863

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS

	12/31/11 (unaudited)	12/31/10
ASSETS
CURRENT ASSETS:
Cash	$10,765,591	$4,293,746
Short-term investments, including certificates of deposit	423,893	1,621,593
Accounts receivable-trade, net of allowance for doubtful accounts
of $81,000 and $147,000 in 2011 and 2010, respectively	1,328,579	1,253,639
Inventory	19,940,251	20,236,028
Deferred income taxes	281,251	307,509
Other current assets	948,459	1,056,201
Total current assets	33,688,024	28,768,716

PROPERTY AND EQUIPMENT, at cost	14,999,826	14,390,662
Less accumulated depreciation and amortization	(4,700,476)	(4,106,121)
	10,299,350	10,284,541

GOODWILL	987,009	990,368
OTHER INTANGIBLES, net of accumulated amortization of
$539,000 and $495,000 in 2011 and 2010, respectively	187,292	232,416
OTHER assets	341,240	319,533
	$45,502,915	$40,595,574

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$1,622,697	$1,247,821
Accrued expenses and other liabilities	4,641,191	4,893,236
Income taxes payable	638,897	554,380
Current maturities of long-term debt	202,500	202,500
Total current liabilities	7,105,285	6,897,937

DEFERRED INCOME TAXES	858,829	628,543

LONG-TERM DEBT, net of current maturities	3,105,000	3,307,500
COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.0024 par value; 25,000,000 shares
authorized, 11,150,065 shares issued at 2011 and 2010,
10,156,442 outstanding at 2011 and 2010, respectively	26,760	26,760
Paid-in capital	5,736,543	5,703,387
Retained earnings	31,181,936	26,429,335
Treasury stock at cost (993,623 shares at 2011 and 2010)	(2,894,068)	(2,894,068)
Accumulated other comprehensive income	382,630	496,180
Total stockholders' equity	34,433,801	29,761,594
	$45,502,915	$40,595,574

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

	2011 (unaudited)	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,752,601	$4,160,257
Income from discontinued operations	(1,368)	1,766
	4,753,969	4,158,491
Adjustments to reconcile net income to net cash
provided by operating activities -
Depreciation and amortization	1,016,561	972,409
Loss on disposal or abandonment of assets	84,168	49,154
Impairment of equipment	-	-
Non-cash stock-based compensation	33,156	41,692
Deferred income taxes	256,544	(90,520)
Other	(106,345)	150,203
Net changes in assets and liabilities, net of effect of
business acquisitions:
Accounts receivable-trade, net	(74,940)	(56,736)
Inventory	295,777	(3,370,202)
Income taxes	84,216	186,940
Other current assets	107,742	(264,317)
Accounts payable-trade	374,876	62,788
Accrued expenses and other liabilities	(252,045)	905,092
Total adjustments	1,819,710	(1,413,497)
Net cash provided by continuing operating activities	6,573,679	2,744,994
Cash provided from discontinued operating activities	(1,067)	(23,751)
Net cash provided by operating activities	6,572,612	2,721,243

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,100,523)	(1,553,339)
Purchases of certificates of deposit	(87,893)	(2,572,593)
Proceeds from sales or maturities of certificates of deposit	1,285,593	5,968,000
Proceeds from sale of assets	26,263	7,570
Decrease (increase) in other assets	(21,707)	(4,612)
Net cash provided by continuing investing activities	101,733	1,845,026
Cash provided from discontinued investing activities	-	-
Net cash used in investing activities	101,733	1,845,026

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable and long-term debt	(202,500)	(202,500)
Payments on capital lease obligations	-	-
Payment of dividend	-	(7,690,832)
Repurchase of common stock (treasury stock)	-	(441,419)
Proceeds from issuance of common stock and warrants	-	170,266
Net cash provided by continuing financing activities	(202,500)	(8,164,485)
Cash provided from discontinued financing activities	-	-
Net cash provided by (used in) financing activities	(202,500)	(8,164,485)

NET INCREASE IN CASH	6,471,845	(3,598,216)

CASH, beginning of period	4,293,746	7,891,962

CASH, end of period	$10,765,591	$4,293,746

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$248,576	$265,405
Income tax paid during the period, net of (refunds)	2,437,701	2,208,819